As filed with the U.S. Securities and Exchange Commission on March 4, 2021

Registration No. 333-253858

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-1

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

AURORA ACQUISITION CORP.

(Exact name of registrant as specified in its charter)

Cayman Islands (State or other jurisdiction incorporation or organization)	73709 (Primary Standard Industrial Classification Code Number)	N/A (I.R.S. Employer Identification Number)

20 North Audley Street, London W1K 6LX, United Kingdom, +44 (0)20 3931 9785

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

MaplesFS, 4001 Kennett Pike, Suite 302, Wilmington, DE 19807

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of Communications to:

Steven G. Canner Baker & McKenzie LLP 452 Fifth Avenue New York, New York 10018 United States (212) 626-4100	Michael Johns Maples and Calder P.O. Box 309, Ugland House Grand Cayman KY1-1104 Cayman Islands Tel: (345) 949-8066	Derek J. Dostal Deanna L. Kirkpatrick Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 United States (212) 450-4000

Approximate date of commencement of proposed sale to the public: Promptly after the effective date of this registration statement.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ 333-253858

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

(Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registration Statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(d) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (“Amendment No. 1”) to the Registration Statement on Form S-1/MEF (Registration No. 333- 253858) (the “Registration Statement”) is being filed solely to replace Exhibits 5.1, 5.2, 23.2 and 23.3 as indicated in Part II of this Amendment No. 1. The Registration Statement became effective upon filing with the Securities and Exchange Commission on March 3, 2021, in accordance with Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”). This Amendment No. 1 does not modify any provision of the Registration Statement other than Item 16 of Part II as set forth below. This Post-Effective Amendment shall become effective upon filing with the Commission in accordance with Rule 462(d) under the Securities Act.

PART II

Information Not Required in Prospectus

Item 16.	Exhibits

5.1	Opinion of Baker & McKenzie LLP.
5.2	Opinion of Maples and Calder.
23.2	Consent of Baker & McKenzie LLP (included in Exhibit 5.1)
23.3	Consent of Maples and Calder (included in Exhibit 5.2)
24.1	Powers of attorney (included on signature page of the Registratnt’s Prior Registration Statement filed February 12, 2021)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in London, England on March 4, 2021.

Aurora Acquisition Corp.

By:	/s/ Arnaud Massenet
Arnaud Massenet
Chief Executive Officer
March 4, 2021

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

/s/ Arnaud Massenet
Arnaud Massenet, Chief Executive Officer (principal executive officer) March 4, 2021

*
Caroline Harding, Chief Financial Officer and Director (principal financial officer and principal accounting officer) March 4, 2021

*
Prabhu Narasimhan Chief Investment Officer and Head of Legal March 4, 2021

*
Thor Björgólfsson, Chairman March 4, 2021

*
Shravin Mittal, Director March 4, 2021

*
Sangeeta Desai, Director March 4, 2021

*
Michael Edelstein, Director March 4, 2021

*By:	/s/ Arnaud Massenet
Arnaud Massenet
Attorney-in-Fact

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this registration statement, solely in its capacity as the duly authorized representative of Aurora Acquisition Corp., in the City of Newark, State of Delaware, on the 4th day of March, 2021.

/s/ Donald J. Puglisi
Donald J. Puglisi, Authorized Representative March 4, 2021